Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Glacier Bancorp, Inc.
Kalispell, Montana
We consent to the inclusion by reference in the registration statements on Forms S-8 (Files No. 333-105995 and No. 333-125024) and registration statement on Form S-3 (File No. 333-154968) of our report dated February 28, 2011, on our audits of the consolidated statements of financial condition as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for the three years then ended of Glacier Bancorp, Inc. We also consent to the incorporation by reference of our report dated February 28, 2011, on the effectiveness of internal control over financial reporting of Glacier Bancorp, Inc. as of December 31, 2010.
/s/ BKD, LLP
Denver, Colorado
February 28, 2011